Exhibit 10.9
SEPARATION AGREEMENT AND GENERAL RELEASE
     THIS SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter, “this Agreement”) is made and entered into by and between Fernando L. Batlle (hereinafter, “the Executive”) and FIRSTBANK PUERTO RICO INC. (hereinafter, “the Bank”), represented by its Senior Executive Vice-President, Luis Beauchamp.
     The Executive’s spouse, Maria del Pilar Rivera (hereinafter “Spouse”), also appears and executes this Agreement for the purposes stated herein.
WITNESSETH:
     WHEREAS, Executive has been employed by the Bank or a predecessor thereof, in an executive employee position since June 1994. At the time of the execution of this Agreement Executive occupies the position of “Executive Vice President”.
     WHEREAS, at the time of the execution of this Agreement, the Executive’s employment is subject to an Employment Agreement with the Bank, dated May 14, 1998 (hereinafter, “Employment Agreement”).
     WHEREAS, the parties to this Agreement have agreed the Executive’s employment with the Bank shall terminate effective on the date and hour of execution of this Agreement, (hereinafter “Separation Date”).
     WHEREAS, Executive and Spouse have notified the Bank that as a result of events occurring prior to and including the termination of Executive’s employment, both of them have suffered significant emotional anguish.
     WHEREAS, Executive and the Bank have successfully conferred personally for the purposes of settling the aformentioned controversies and disputes between them concerning Executive’s employment, the conclusion there from and the Employment Agreement.
     WHEREAS, Executive and the Bank desire to provide for an orderly and appropriate conclusion of Employee’s employment and the Executive’s future assistance to the Bank, as herein provided, in connection with matters with which Executive may have dealt with during his employment.
     WHEREAS, All parties recognize and agree that the execution of this Agreement in no manner constitutes a recognition or admission of the breach of any contractual or other legal duty by any other party.
     WHEREAS, All parties recognize and acknowledge that they have been granted reasonable time to have and review a copy of this Agreement prior to the signing of same and have further consulted with their respective legal representatives, and have carefully read and fully understand all of the provisions hereof; and are voluntarily entering into this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:
     FIRST: Executive agrees that Executive’s employment with the Bank will terminate on the Separation Date; that Executive is not entitled to any further pay or compensation from the Bank after the Separation Date, except as specifically stipulated in this Agreement.
     SECOND: The Bank agrees that no later than five calendar days after Separation Date, the following compensation will be granted to Executive and/or Spouse, as consideration for this Agreement and the releases given and obligations assumed herein by Executive and/or Spouse and as full, final and complete settlement of all claims Executive and/or Spouse may presently or in the future have against the Bank, based on events occurring prior to or on the Separation Date as further provided in this Agreement:
A.	A lump sum payment payable to the Executive, in the amount of SIX HUNDRED THOUSAND DOLLARS ($600,000.00), without any withholdings, as a termination payment, to cover any claim under Puerto Rico’s wrongful discharge law. (Act 80 of May 30, 1976)
B.	A lump sum payment to the Executive, in the amount of TWO HUNDRED THOUSAND DOLLARS ($200,000.00), without deductions, in settlement of Executive’s alleged personal, emotional, moral and/or psychological injuries.
C.	A lump sum payment to Spouse, in the amount of ONE HUNDRED THOUSAND DOLLARS ($100,000.00), without deductions, in settlement of the Spouse’s alleged personal, emotional, moral and/or psychological injuries.
D.	A lump sum payment to the Executive in the amount of EIGHT HUNDRED FIFTY THOUSAND DOLLARS ($850,000.00), subject to a 7% withholding for purposes of Puerto Rico income taxes, as provided for in Section 1142 of Puerto Rico’s Internal Revenue Code, and also subject to any withholding required for applicable social security (FICA) and/or medicare taxes, with regard to all other claims or rights of the Executive under the Employment Agreement or under the law, which may be considered taxable income.
E.	A lump sum payment to the Executive in the amount of FIFTY THOUSAND DOLLARS ($50,000.00), corresponding to the year 2004 performance bonus, less applicable legal withholdings.
F.	The Bank will transfer to Executive, free of charges and liens, title of the company car in the Executive’s possession prior to the execution of this Agreement, which has a present book value of $13,542. This car is identified as follows: Model BMW-530i, year 2002.
G.	The Bank shall promptly transfer to the Executive title to the portable computer and printer in his possession prior to the Separation Date, providing that the Executive shall permit access to same by the Bank’s representatives, in order to remove all files, documents and other information related to the Bank’s business and erase same from the computer memory. Executive represents that he has not copied or retained or provided, in any form, to a third party such information and data, except as required in the normal course of business in the performance of his duties.

H.	Should the Executive elect to continue participation in the Bank’s group health coverage as provided for under COBRA, the Bank will pay the coverage premiums corresponding to the first twelve (12) months of COBRA coverage. It is understood that the maximum period of group health coverage will be for the period established under COBRA legislation and subject to all applicable restrictions; that Executive will receive the applicable COBRA notice; and that the Bank’s only obligation will be limited to undertaking the premium payments during the aforestated period.
I.	Hereinafter, all the payments and benefits paid under this paragraph of the Agreement will be referred to as the “Payments”.
     THIRD: For all bookkeeping and filing purposes, the Bank shall treat as non-taxable income all payments made pursuant to Subparagraphs A, B and C of Paragraph SECOND of this Agreement and shall not adopt a position inconsistent with such treatment. Executive and Spouse assume all tax responsibilities, if any, which may arise from all the payments under Paragraph SECOND. Executive and Spouse acknowledge that they have not received any orientation or representation by the Bank as to tax matters. The Bank denies having caused damages to Executive and/or spouse.
     FOURTH: In consideration of the payments and transfers mentioned in Paragraph SECOND, Executive, Spouse and the conjugal partnership composed between them agree:
     That Executive, Spouse and their conjugal partnership, their heirs, executors, assignees or agents do not have, and if they have they waive, any claim of any type, and the remedies, under any federal, state or Puerto Rico law, including those related to or that may be alleged as arising from the employment relationship with the Bank, or the termination of same, and grant the most complete release for any claim or cause of action and the remedies they have or may have or had, known or unknown, whether in law or in equity, in contract, or torts, against the Bank, its parent, subsidiaries, affiliates or predecessors corporations (hereinafter “the Corporations”), the 1165 (e) Savings Plan for salaried employees and the 1997 Employee Stock Option Plan (“The Plans”) as well as Trustees, Administrators and members of the Plans Committees; and their respective directors, officers, employees, agents, representatives, insurance carriers, bonding agents or guarantors (hereinafter “its Representatives”). The claims or causes of action and the remedies that Executive, Spouse and their conjugal partnership waive and grant a release for include, but are not limited to: reprisals; for breach of contract or quasi-contract or promise or representation; for breaching the Employment Agreement; for violation of a public policy; for whistle-blowing, for torts; for invasion of privacy; for violation of any regulations, norms, practices or policies of the Bank; for unjustified termination (Act 80 of May 30, 1976); or for discriminatory or illegal termination or treatment or harassment barred under the Constitution of Puerto Rico or the United States, or by any Puerto Rico, State or Federal law, including for race, color, age, national origin, sex, disability, condition as veteran of the Vietnam War Era, marriage and others including, but not limited to the Age Discrimination in Employment Act of 1970, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, Act 100 of June 30, 1959, the Americans with Disabilities Act (ADA), Rehabilitation Act of 1973, the Persons with Physical or Mental Disability Discrimination Act (21 L.P.R.A. 501 et seq), Older Workers Act, Uniformed Services Employment and Re-employment Rights Act (USERRA); Act 69 of July 6, 1985 (Discrimination by Sex) ; Act 17 of May 22, 1988 (Sexual Harassment); Act 116 of December 20, 1991 (Discrimination by Marriage); Act 139 of June 26, 1968 (SINOT); Act 45 of April 18, 1935 (State Insurance Fund); the Employee Retirement Income Security Act of 1974 (ERISA); the Workers Adjustment Retraining and Notification Act (WARN); the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); the Federal Bankruptcy Act; Act 115 of December 20, 1991 (Reprisals); the Insurance and the Civil Codes of Puerto Rico; and the Family and Medical Leave Act of 1993; as amended and any other cause of action under any law providing Executive, Spouse or their conjugal partnership any remedy, including but not limited to damages, punitive damages, liquid or compensatory damages, attorney’s fees, interests, costs or re-employment. They also waive claims and remedies under any other law or regulation either federal, state or of Puerto Rico regulating employment, employment conditions or termination from employment, or intellectual property rights; or under any other law that may impose civil liability.
     The waivers and releases previously mentioned include any damage occurred after the signature of this document as a result of the continuous effect of any act or omission that occurred before the signature of this document.
     The waiver of rights and claims made by Executive and Spouse in this document do not include those causes of action that may arise after the signature of the same.
     The rights and obligations of the parties arising under any deferred compensation plan, savings or retirement (401K/165e) plan, if any exist, are expressly excluded from this Agreement and release, and shall be governed by the provisions therein.
     FIFTH: Executive recognizes having received full compensation from the Bank and the Corporations under its norms, policies, practices and regulations and the Employment Agreement and all applicable laws and that nothing is owed in salaries, vacation, nor for any other concept and that all of his compensation has been duly paid.
     SIXTH: Executive and Spouse represent and agree that they have kept and will keep this Separation Agreement and its terms, amount and fact of this Separation Agreement and General Release completely confidential, and that they have not and will not hereafter disclose any information concerning this Agreement to anyone, other than their legal counsel, accountants and tax or financial consultants, including, but by no means limited to, any past, present, or prospective employee or applicant for employment with the Bank. Executive and Spouse further agree to require in writing to their counsel, accountants and tax or financial consultants to maintain this same confidentiality, as an essential requirement of their professional services, and will provide the Bank with copies of such letters.

     SEVENTH: The parties agree that nothing in this document nor the payments mentioned in paragraph SECOND of the same should be interpreted as an admission by the Bank, or by “the Corporations,” “The Plans,” or the “Representatives” of an illegal, tortious or discriminatory act or omission. The Bank denies having incurred in or having responsibility for any event occurring prior to the signing of this agreement which would make the Bank liable to Executive and Spouse, or of having knowledge of any damages suffered by the Executive or Spouse.
     EIGHTH: Executive agrees to provide the Bank, upon request, with assistance, cooperation and truthful testimony in connection with any investigation, litigation or matters arising and or within Executive’s knowledge and related to Executive’s employment with the Bank. Such requests will not be made unreasonably by the Bank, and Executive shall be reimbursed for any reasonable out pocket expense he may incur. The Executive’s time dedicated to assistance under this paragraph which is in excess of thirty hours shall be compensated at a rate to be determined by mutual agreement, unless Executive is a party to such litigation or investigation, in which case Executive shall receive no compensation.
     NINTH: Executive and Spouse accept and agree to not do or give any written or oral derogatory criticisms or information regarding the Bank’s business, products, executives, services or clients. Nothing in this paragraph shall be interpreted as barring Executive and Spouse from being totally and factually truthful as required in any legal proceeding, provided the statements are made on the basis of facts personally known to Executive or Spouse. The Bank agrees to refrain from giving any written or oral derogatory criticisms or information regarding the Executive by disapproving any such statements by any Bank director or executive when and if requested in writing by Executive, unless required in a legal proceeding and is factually correct.
     TENTH: The Executive and the Bank agree to coordinate and agree to the contents with regard to any public statement pertaining to their past or future relationship, that becomes necessary or convenient to make. The Bank further agrees to distribute to all its employees copy of the announcement attached hereto concerning Executive’s resignation and place a copy of said memorandum in the Executive’s personnel file. This Agreement shall not be placed in the personnel file. The Bank will also place in the Executive’s personnel file, a memorandum stating as follows:
     “In the event that we receive an inquiry from anyone outside the Bank concerning Fernando L. Batlle’s employment, upon prior written authorization from Mr. Batlle, such individual will be informed of the employee’s date of hire, compensation, last position, and that the employee resigned effective April 28, 2005.”
     The parties realize that the Bank has numerous employees, that not all employees may be aware of said memorandum, and that therefore the only commitments of contractual significance contained in this Paragraph are to distribute the announcement and place the memorandum in the personnel file as above indicated and not induce employees of the Bank not to comply with the directions set forth in such memorandum.

     ELEVENTH: Executive recognizes that the knowledge and information about, or relationships with, the business associates, customers, clients, and agents of the Bank and its affiliated companies and the business methods, systems, plans, and policies of the Bank and of its affiliated companies which Executive has heretofore and hereafter received, obtained, or established as an employee of the Bank or otherwise are valuable and unique assets of the Bank. The Executive agrees that, he shall not use for his own benefit or benefit of third party, nor disclose without the written consent of the Bank, any material or substantial, confidential, or proprietary know-how, data, or information pertaining to the Bank, or its business, personnel, or plans, to any person, firm, corporation, or other entity, for any reason or purpose whatsoever. Executive acknowledges and agrees that all memoranda, notes, records, and other documents made or compiled by Executive or made available to Executive concerning the Bank’s business are the Bank’s exclusive property.
     Executive further represents he has returned all records, documents, files, lists, equipment, property or materials of any kind, which contain information related to the Bank (including, but not limited to computer data, printouts, files, notes, proposals, promotional and marketing plans, financial information, and market research), or which may have been received or prepared by the Executive in connection with his employment, and that the Executive will not retain any copies or reproductions of said materials and has not given access or copies to third parties, except in the normal course of business and in the performance of his employment duties.
     Executive hereby acknowledges that the services rendered by him are of special, unique, and extraordinary character and, in connection with such services, he had access to confidential information concerning the Bank’s business. By reason of this, Executive consents and agrees that if he violates any of the provisions of this Agreement with respect to confidentiality, the Bank would sustain irreparable harm and, therefore, in addition to any other remedies which the Bank may have under this Agreement or otherwise, the Bank will be entitled to an injunction to be issued by any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Agreement. The term “Confidential Information” means: (1) proprietary information of the Bank; (2) information marked or designated by the Bank as confidential; (3) information, whether or not in written form and whether or not designated as confidential, which is known to the Executive as treated by the Bank is confidential; and (4) information provided to the Bank by third parties which the Bank is obligated to keep confidential, specifically including Bank customer lists and information. Confidential Information does not include any information now or hereafter voluntarily disseminated by the Bank to the public, or which otherwise becomes part of the public domain through lawful means.
     TWELFTH: The provisions of any Officers & Directors or other insurances, indemnification agreements, provisions and policies, applicable to events occurring prior to the Separation Date, shall continue to apply, and subject to any terms, limitations, conditions or provisions therein.
     THIRTEENTH: Executive represents that Executive has not filed any complaints or charges against the Bank with the Equal Employment Opportunity Commission, the Puerto Rico Department of Labor and Human Resources, or with any other local, state or federal agency or court, that Executive will not do so at any time hereafter, and that if any such agency or court assumes jurisdiction of any complaint or charge against the Bank on behalf of Executive, Executive will request such agency or court to withdraw from the matter and will waive any remedies sought or obtained.
     FOURTEENTH: This Separation Agreement and General Release shall be binding upon the Executive and Spouse, their heirs, successors and assigns, and shall inure to the benefit of Releases and each of them, and to their spouses, heirs, administrators, representatives, executors, successors, and assigns. This Agreement shall be binding upon any successor or assign of the Bank.
     FIFTEENTH: Executive and Spouse represent and acknowledge that in executing this Separation Agreement and General Release, they do not rely upon any representation or statement made by any of the Releases with regard to the subject matter, basis or effect of this Separation Agreement and General Release or otherwise, and that they have been represented by counsel throughout its negotiation.
     SIXTEENTH: Executive agrees that should he apply for employment with the Bank or the Corporations, the Corporations are hereby granted by Executive the absolute right to refuse to hire him and Executive hereby agrees that no cause of action mill ensue, and if it does, he hereby waives any cause of action due to said refusal. Nothing in this paragraph will be interpreted to mean that the Bank or the Corporations are barred from employing Executive should they, in their absolute discretion, desire to do so.
     SEVENTEENTH: If the Executive or Spouse breaches any of their obligations under this Agreement, the Bank may sue him and/or her for breach of contract. In addition, if the breach is that he or her have filed a claim for any right or cause of action for which they have given waivers and releases in this Agreement, he and/or she shall be obligated to return the payments received under paragraph SECOND, to the extent this is permissible by law.
     EIGHTEENTH: Executive and Spouse shall defend and make whole the Bank, Corporations, Representatives and Plans, against any action or claim by their children, parents, in-laws, brothers and sisters, based on Executive’s employment with the Bank or termination of employment with the Bank or based on any act or omission concerning Executive or Spouse.
     NINETEENTH: This Separation Agreement and General Release sets forth the entire agreement between the parties hereto, and except as specifically provided herein, supersedes any and all prior agreements or understandings, between the parties hereto pertaining to the subject matter hereof, including but not limited to the Employment Agreement.
     TWENTIETH: This Agreement and Release shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Puerto Rico. The language of all parts of this Agreement and Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
     TWENTY-FIRST: Should the Bank be found to be in breach of any of its obligations under this Agreement, Executive may sue for said breach of contract, but the waivers and obligations of Executive and Spouse shall continue to be binding, unless the breach by the Bank is the non-payment of the payments provided in paragraph SECOND.
     Executed on the Effective Date and hour of the Resignation, in Puerto Rico, this 28th day of April, 2005.